March 12, 2008

TRUSTEE:	DEPOSITOR:
LaSalle Bank National Association 135 South LaSalle Street, Suite 1625 Chicago, Illinois 60603 Attn: Global Securities and Trust Services, J.P. Morgan 2007-LDP11	J.P. Morgan Chase Commercial Mortgage Securities Corp. 270 Park Avenue, 10th Floor New York, New York 10017 Attn: Dennis Schuh, Vice President, Telecopy number: (212) 834-6593

RATING AGENCIES:	DIRECTING CERTIFICATEHOLDER:
Moody’s Investors Service, Inc. 7 World Trade Center 250 Greenwich Street, 25th Floor New York, NY 10007 Attn: Tracey Ferguson	American Capital Strategies, Ltd 2 Bethesda Metro Center, 14th Floor Bethesda, Maryland 20814 Attn: Doug Cooper

RE: JPMC 2007-LDP11 Officer’s Certificate

Dear Representatives:

In accordance with the requirements detailed in §11.09 of the Pooling and Servicing Agreement (“Agreement”) for the above-mentioned CMBS pool, CWCapital Asset Management LLC (“CWCAM”), in its capacity as Special Servicer, is providing this Officer’s Certificate with respect to the following:

(A)	a review of CWCAM’s activities during the period 7/5/2007-12/31/2007 and of CWCAM’s performance under this Agreement has been made under my supervision; and
(B)	to the best of my knowledge, based on such review, CWCAM has fulfilled all its obligations under this Agreement in all material respects throughout the period noted above.

701 13th Street, NW, Suite 1000, Washington, DC 20005
www.cwcapital.com

Should you have any questions, please do not hesitate to contact us.

Sincerely,
CWCapital Asset Management LLC

/s/ David B Iannarone
David B. Iannarone
Managing Director